UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 10, 2014

Baxter International Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4448	36-0781620
(Commission File Number)	(IRS Employer Identification No.)

One Baxter Parkway, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

(224) 948-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 10, 2014, Baxter International Inc. (the “Company”) entered into a $1.8 billion, 364-Day Credit Agreement (the “Agreement”) among the Company, as Borrower, JPMorgan Chase Bank, National Association, as Administrative Agent, and various institutional lenders.

The Agreement enables the Company to borrow funds in U.S. Dollars on an unsecured basis at variable interest rates and contains financial and other covenants, including a maximum net-debt-to-capital ratio covenant, as well as events of default with respect to the Company and in some circumstances its Material Subsidiaries. The covenants and events of default are substantially the same as the corresponding provisions in the Company’s existing credit facilities.

The obligations of the lenders under the Agreement to provide advances will terminate on the earlier of (i) December 9, 2015 and (ii) the date on which the Commitments shall have been reduced to zero or terminated in whole pursuant to the terms of the Agreement, including by reason of an event of default.

Certain of the agents and lenders under the Agreement (and their affiliates) have various financing and other advisory relationships with the Company and its affiliates in the ordinary course of business.

The description above is a summary of the Agreement and is qualified in its entirety by the complete text of the Agreement, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference. Capitalized terms not defined herein have the meanings given to them in the Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2014, Jean-Luc Butel provided notice of his resignation, effective as of December 31, 2014, from his position as Corporate Vice President and President, International of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	364-Day Credit Agreement dated December 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC.

By:	/s/ David P. Scharf
David P. Scharf Corporate Vice President, General Counsel and Corporate Secretary

Date: December 16, 2014

Exhibit Index

Exhibit No.	Description

10.1	364-Day Credit Agreement dated December 10, 2014